SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) and (c) AND AMENDMENTS THERETO FILED
                               (Amendment No. 1 )*
                                             ---

                              Carnegie Group, Inc.
                              --------------------
                                (Name of Issuer)


                     Common Stock, $.01 par value per share
                     --------------------------------------
                         (Title of Class of Securities)


                                   143497 10 5
                                ----------------
                                 (CUSIP Number)

                                Page 1 of 4 Pages


-------------------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  143497 10 5            13G                  Page  2  of  4  Pages



(1)      Names of Reporting Persons
         I.R.S. Identification No. of Above Persons (Entities Only)

         Ford Motor Company
         I.R.S. Id. No.  38-0549190
--------------------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of a Group*          (a)____
                                                                    (b)____
                  N.A.
--------------------------------------------------------------------------------

(3)      SEC Use Only
--------------------------------------------------------------------------------


(4)      Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------

 Number of Shares                    (5) Sole Voting Power
 Beneficially Owned
 by Each Reporting                       0 Shares
 Person With                         -------------------------------------------
                                     (6) Shared Voting Power

                                         0 Shares
                                     -------------------------------------------
                                     (7) Sole Dispositive Power

                                         0 Shares
                                     -------------------------------------------
                                     (8) Shared Dispositive Power

                                         0 Shares
--------------------------------------------------------------------------------
(9)      Aggregate Amount Beneficially Owned by Each Reporting Person

                  0 Shares
--------------------------------------------------------------------------------
(10)     Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                         ----
--------------------------------------------------------------------------------
(11)     Percent of Class Represented by Amount in Row 9

                  0%
--------------------------------------------------------------------------------
(12)     Type of Reporting Person*

                  CO
--------------------------------------------------------------------------------


                  *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  143497 10 5                13G                    Page 3 of 4 Pages


Item 1.
         (a)  Carnegie Group, Inc.

         (b)  Five PPG Place, Pittsburgh, Pennsylvania 15222

Item 2.
         (a)  Ford Motor Company

         (b)  The American Road, Dearborn, Michigan 48121

         (c)  U.S.A.

         (d)  Common Stock, Par Value $.01 Per Share

         (e)  CUSIP No. 143497 10 5

Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b).


Item 4.  Ownership
        (a)  0 shares

        (b)  0%

        (c)
            (i)      0 shares
            (ii)     0 shares
            (iii)    0 shares
            (iv)     0 shares

Item 5.  Ownership of Five Percent or Less of a Class

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X.
                                                            ----

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         N/A

CUSIP No. 143497 10 5                13G                     Page 4 of 4 Pages


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         N/A


Item 8.  Identification and Classification of Members of the Group

         N/A

Item 9.  Notice of Dissolution of Group

         N/A

Item 10. Certification

         N/A

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       July 20, 1998
                                       -----------------------------------------
                                       Date

                                       /s/Peter Sherry, Jr.
                                       -----------------------------------------
                                       Signature

                                       Peter J. Sherry, Jr./ Assistant Secretary
                                       -----------------------------------------
                                       Name/Title